Exhibit 99.2

NEWS	NOBLE CORPORATION 13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092

Noble Corporation Names David W. Williams as Chief Operating Officer
     SUGAR LAND, Texas, April 26 – Noble Corporation (NYSE:NE) today announced that David W. Williams, 50, has been named Senior Vice President and Chief Operating Officer of Noble Corporation, a position previously held by Mark A. Jackson, Noble’s President and Chief Executive Officer. Williams, who has 28 years of energy industry experience, joined Noble in September 2006 as Senior Vice President — Business Development of Noble Drilling Services Inc. and was subsequently named Senior Vice President — Operations of Noble Drilling Services Inc. in January 2007. Prior to joining Noble, Williams served as Executive Vice President of Diamond Offshore Drilling, Inc.
     Mark A. Jackson, Noble Corporation President and Chief Executive Officer, said, “David is a proven leader, equipped with an ideal combination of skills and experience needed to ensure a continuation of excellence throughout our worldwide operations. In addition to his broad knowledge of all aspects of the offshore drilling industry, David’s deep commitment to safety, protection of the environment, as well as delivering increased value for customers and shareholders, is well recognized within the industry.”
     Williams holds a Bachelor of Business Administration degree in Marketing from Texas A&M University. He serves on the board of directors of Spindletop Charities, Inc., the International Association of Drilling Contractors and is a member of the Society of Petroleum Engineers.
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. The Company performs contract drilling services with its fleet of 62 mobile offshore drilling units located in key markets worldwide, including the U.S. Gulf of Mexico, Middle East, Mexico, the North Sea, Brazil, West Africa and India. The fleet count includes six rigs under construction. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
NC-409
04/26/07
For additional information, contact:

For Investors:	Lee M. Ahlstrom, Vice President – Investor Relations and Planning, Noble Drilling Services Inc., 281-276-6440

For Media:	John S. Breed, Director of Corporate Communications, Noble Drilling Services Inc., 281-276-6729